AXA ROSENBERG

AXA Rosenberg Group Code of Ethics

Effective 15 December, 2007

INDEX

INTRODUCTION	1
SCOPE	2
I. PERSONS COVERED BY THE CODE	2
ROLES AND RESPONSIBILITIES	3
POLICY AND REPORTING	4
I. STANDARDS OF BUSINESS CONDUCT	4
A. COMPLIANCE WITH LAWS AND REGULATIONS	4
B. CONFLICTS OF INTEREST	5
C. PERSONAL SECURITIES TRANSACTIONS AND INSIDER TRADING	5
D. GIFTS AND ENTERTAINMENT	5
E. POLITICAL CONTRIBUTIONS	6
F. CONFIDENTIALITY	6
G. SERVICE ON A BOARD OF DIRECTORS	6
H. OTHER OUTSIDE ACTIVITIES	7
I. MARKETING AND PROMOTIONAL ACTIVITIES	7
II. ANTITRUST AND FAIR DEALING	7
III. COMPLIANCE PROCEDURES	7
A. CERTIFICATION OF COMPLIANCE	7
IV. CODE OF ETHICS RECORDKEEPING REQUIREMENTS	8
V. FORM ADV DISCLOSURE	9
VI. ADMINISTRATION AND ENFORCEMENT OF THE CODE	9
A. TRAINING AND EDUCATION	9
B. REVIEW	9
C. MUTUAL FUNDS’ BOARD APPROVAL	9
D. REPORT FOR THE MUTUAL FUNDS’ BOARD	9
E. REPORT FOR SENIOR MANAGEMENT	9
F. REPORTING VIOLATIONS	10

G. SANCTIONS	11
H. FURTHER INFORMATION REGARDING THE CODE	11
APPENDIX 1	12
I. PERSONAL TRADING	12
A. PERSONS COVERED BY THE POLICY	12
B. SECURITIES COVERED BY THE POLICY (“COVERED SECURITY”)	13
C. EXEMPT SECURITIES	13
D. TRADING PROVISIONS AND PROHIBITIONS	14
E. PRECLEARANCE REQUIREMENTS	15
F. EMPLOYEE STOCK OPTION PLAN (“ESOP”)	17
G. REPORTABLE TRANSACTIONS	17
H. BREACH OF POLICY	18
I. TRADING HOURS	18
J. POST TRADE	19
K. CERTIFICATION REQUIREMENTS	19
L. BROKER RELATIONSHIPS	21
APPENDIX 2	22
SAMPLE BROKER CONFIRMATION REQUEST LETTER	22

AXA ROSENBERG Code of Ethics 1

Introduction
This Code of Ethics applies to the following subsidiaries of AXA Rosenberg Group LLC (hereinafter collectively referred to as “AXA Rosenberg Group” or “the Firm”):
• Barr Rosenberg Research Center LLC (United States)
• AXA Rosenberg Investment Management LLC (United States)
• AXA Rosenberg Canada Co. (Canada)
• AXA Rosenberg Investment Management Ltd. (Europe)
• AXA Rosenberg Investment Management Ltd. (Japan)
• AXA Rosenberg Investment Management Asia Pacific Ltd. (Singapore)
• AXA Rosenberg Investment Management Asia Pacific Limited (Hong Kong)
• AXA Rosenberg Investment Management Asia Pacific Ltd. (Australia)
• AXA Rosenberg Global Services LLC
These entities, excluding AXA Rosenberg Global Services LLC, are registered investment advisers[1]
or investment managers according to the regulatory requirements of the applicable jurisdiction of operation.[2] AXA Rosenberg Global Services LLC is responsible for worldwide management, finance, legal, compliance, internal audit and risk management, human resources, administration, investment, and information technology support and systems for AXA Rosenberg Group.
In developing the Code of Ethics, AXA Rosenberg Group has striven to implement and give sub-
stance to its fundamental fiduciary principles and the laws that govern investment advisers. The
Firm is committed to upholding its fiduciary responsibilities to clients, including the duties of hon-
esty, good faith, and fair dealing, and acting in clients’ best interests while avoiding or disclosing any conflicts of interest. The highest standards of professional conduct are reflected in this Code and underpin the ethical behavior required to instill trust and confidence.
The Firm’s Code of Ethics is designed to:
• Protect the Firm’s clients by deterring misconduct
• Educate persons covered by the Code regarding the Firm’s expectations and the laws governing their conduct
• Remind persons covered by the Code that they are in a position of trust and must act in accordance with this position of trust and responsibility
• Protect the reputation of the Firm

1 AXA Rosenberg Investment Management LLC and the Barr Rosenberg Research Center LLC are registered investment advisers with the US Securities and Exchange Commission (“SEC”).
2 “Investment advisers” and “investment managers” are terms used interchangeably throughout this Policy as general references to AXA Rosenberg Group’s management of equity securities. These terms are not intended to refer to any single jurisdiction’s regulatory definitions of “investment managers” or “investment advisers,” or to conflict with or impose any additional regulatory requirements associated with an entity’s local registration.

2 AXA ROSENBERG Code of Ethics

•	Guard against violation of the securities laws

•	Establish procedures for Employees to follow so that the Firm may determine whether persons covered by the Code are complying with the Firm’s ethical principles.

It is AXA Rosenberg Group’s goal that the Code be a clear statement of the Firm’s purpose and values, and a guiding and evolving document to meet these high standards. The Code summarizes the values, principles, and business practices that guide the Firm’s business conduct. It is also intended to address securities-related conduct and focus principally on fiduciary duty, personal securities transactions, insider trading, gifts, conflicts of interest, antitrust, and employment practices. Other topics, policies, and procedures are addressed in the Firm’s regional Compliance Policies and Procedures Manuals, regional Employee Handbooks, and other policy and procedure documents.

Scope

All persons covered by the Code, as indicated in the following section, are required to abide by the global Code of Ethics as well as the applicable regional Compliance Policies and Procedures Manuals.3 Together, the Code and the regional Compliance Manuals set forth the standards of business conduct for such persons and also specify personal securities transaction procedures designed to prevent unethical trading practices. The Firm encourages persons covered by the Code to ask questions and provide comment on the Code so that it can become a more effective and “living” document.

I.	PERSONS COVERED BY THE CODE

A.	Employees of the Firm, collectively defined as:

	1.	All employees, officers, directors, and any associated persons, or other persons involved in the Firm’s day-to-day investment advisory business.[4]

	2.	Non-Employees, defined as any person who fulfills a specific function or position within AXA Rosenberg for a long term; “long term” is defined as three months. Non-Employees are employed by a third party, and their services are contracted and approved by AXA

Rosenberg Group to work for the Firm. Non-Employees may need access to AXA Rosenberg Group’s secured systems.

	3.	Persons designated by the Chief Compliance Officer or local Compliance Head[5] as subject to the Code, including any person who may be involved in the Firm’s day-to-day activities.

3 Regional Compliance Manuals and any other Firm policies and procedures referenced herein are available on PRISM.

4 Supervised Persons and Access Persons (as defined by SEC Rule 204A-1) are included within this Policy’s definition of “Employee,” thereby subjecting Supervised Persons and Access Persons to the provisions of this Code.

5 “Chief Compliance Officer” refers to the person designated as Chief Compliance Officer pursuant to Securities Exchange Commission [“SEC”] Rule 206(4)-7 under the Investment Advisers Act of 1940. References to “local Compliance Heads” refer to the head Compliance Officers in jurisdictions other than the United States and Canada.

AXA ROSENBERG Code of Ethics 3

Employees of the Firm are prohibited from disclosing any investment information obtained in the course of their work with the Firm, except as required by local law or as required for legitimate Firm business purposes.

B. Temporary Exemption from the Code

The Chief Compliance Officer or local Compliance Head may grant temporary exemption from the Code to Employees of the Firm on an approved extended leave of absence, provided the Employees are not involved in the day-to-day activities of the Firm. The Chief Compliance Officer or local Compliance Head may use his or her discretion to deem such an employee to be subject to the Code.

C. Securities and Accounts Covered by the Code

The AXA Rosenberg Group Personal Trading and Insider Trading Policy (the “Policy”) provides information on securities covered by the Code. The Policy is attached herein as Appendix 1 and is part of the Firm’s Code of Ethics.

Roles and Responsibilities

As noted in the introduction, the Firm has an overarching fiduciary duty to its clients, and it is the obligation of its Employees to understand and uphold that fundamental duty.

This Code of Ethics establishes a set of basic principles to guide all persons covered by the Code egarding the minimum requirements expected of them. It is not intended to provide an exhaustive list of all the detailed rules, regulations, and legal requirements that may apply. These general principles govern all conduct, whether or not the conduct is also covered by more specific standards and procedures. Failure to comply with the Firm’s Code of Ethics may result in disciplinary action, including termination of employment. These general principles include:

•	The duty, at all times, to place the interests of clients first. Employees shall avoid serving their own personal interests ahead of the interests of the Firm’s clients.

•	The requirement that all personal securities transactions be conducted in such a manner as to be consistent with the Code of Ethics and to avoid any actual or potential conflict of interest or any abuse of an Employee’s position of trust and responsibility.

•	The duty for Employees not to take inappropriate advantage of their positions.

•	The fiduciary duty to maintain as confidential all information concerning the identity of security holdings and financial circumstances of clients.

•	The principle that independence in the investment decision-making process is paramount.

•	The obligation for Employees to conduct themselves with honesty, integrity, and professionalism.

4 AXA ROSENBERG Code of Ethics

Violations of the Code may result in disciplinary action, including, but not limited to, a verbal or written warning, disgorgement, suspension of personal trading rights, suspension of employment (with or without compensation), demotion, or termination of employment.

Policy and Reporting

I. STANDARDS OF BUSINESS CONDUCT

The Firm is committed to conducting its business according to a high standard of honesty and fairness. This commitment to observing a high ethical standard is designed not only to ensure compliance with applicable laws and regulations in the jurisdictions where AXA Rosenberg Group operates, but also to earn and keep the trust of its clients, shareholders, personnel, and business partners.

It is the policy of the Firm to conduct its business in accordance with best international practice, and always strictly within the laws of the countries in which it operates, in a manner that manages conflicts of interest appropriately and seeks to avoid even any appearance of conflict of interest. These practices are essential for maintaining the reputation, the client confidence, and the regulatory licenses upon which the business of the Firm depends. Employees are expected to observe a high standard of business and personal ethics and to exercise proper judgment in conducting the Firm’s business.

A. Compliance with Laws and Regulations

Employees shall not engage in any activity that might involve the Firm or the Firm’s Employees in a violation of applicable laws or regulations in any jurisdiction in which AXA Rosenberg Group operates. Employees are responsible for becoming acquainted with the legal standards and prohibitions applicable to their assigned duties and to conduct themselves accordingly. The Firm’s Legal and Compliance Teams, and, where appropriate, the services of the Firm’s external legal counsel, are available for advice and consultation in this regard.

1.	Prohibitions. As part of this requirement, Employees are not permitted to:

	a.	Defraud a client in any manner

	b.	Mislead a client, including by making a statement that omits material facts

	c.	Engage in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon a client

	d.	Engage in any manipulative practice with respect to a client

	e.	Engage in any manipulative practice with respect to securities, including price manipulation.

2.	Policies and Procedures. The Firm requires Employees to adhere to all AXA Rosenberg Group policy and procedure documents, including regional Compliance Manuals and regional Employee Handbooks.

AXA ROSENBERG Code of Ethics 5

B. Conflicts of Interest

The Firm, as a fiduciary, has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients and to make full and fair disclosure of any material facts, particularly where the Firm’s interests may conflict with the clients’ interests. AXA Rosenberg Group can comply with this duty by the Firm’s efforts to avoid conflicts of interest and by full disclosure of all material facts concerning any conflict that does arise with respect to any client.

Senior Management of AXA Rosenberg Group is closely involved in discharging the Firm’s duties regarding conflicts of interest. Conflicts of interest are discussed as an agenda item at regular management meetings to ensure that the list of actual and potential conflicts is kept up-to-date and that any actual conflicts are being correctly managed. Each business area is also asked to monitor and report any new conflicts or potential conflicts that have or may have arisen in the course of daily business. In addition, Employees must try to avoid situations that have even the appearance of conflict or impropriety and must adhere to AXA Rosenberg Group’s Conflicts of Interest Policy.

AXA Rosenberg Group created its Conflicts of Interest Policy in response to the Firm’s regulatory obligation to establish, implement, and maintain an effective policy on conflicts of interest. The Conflicts of Interest Policy is a detailed document that takes into account circumstances, of which the Firm is or should be aware, that may give rise to a conflict of interest as a result of the structure and business activities of other members of the AXA Rosenberg Group. This Policy also includes a table of potential conflicts, as well as the Firm’s policy for management and mitigation of conflicts of interest.

C. Personal Securities Transactions and Insider Trading

The Firm requires all Employees to comply with the AXA Rosenberg Group Personal Trading and Insider Trading Policy (the “Policy”). The Policy is attached as Appendix 1 of this Code.

D. Gifts and Entertainment

A conflict of interest occurs when the personal interests of Employees interfere or could potentially interfere with their responsibilities to the Firm and its clients. Employees should never encourage a quid pro quo (i.e., “favor for favor”) business transaction or feel beholden to a person or firm. The overriding principle is that Employees should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of material value that could reasonably give rise to an actual or perceived conflict of interest. Similarly, Employees should not offer gifts, favors, entertainment, or other things of value that could be viewed as excessive or lavish or aimed at influencing decision making. Therefore, Employees should adhere to the procedures stated in their applicable regional Compliance Manual and refer to AXA Rosenberg Group’s Gifts, Sponsorships and Charitable Donations Policy (if an Employee intends to offer a gift to a public official or make a charitable donation).

6 AXA ROSENBERG Code of Ethics

E. Political Contributions

Neither the Firm nor any director, officer, or Employee may make any payment of any kind, either directly or indirectly, to any official of any government or government instrumentality, or to any political party or official thereof or any candidate for any political office, in any case, whether domestic or foreign, for the purpose of influencing any act or decision in order to help the Firm obtain or retain business for or with, or direct business to, any person. All activities of the Firm must comply with the provisions of any applicable laws.

To comply with certain governmental requirements, Employees may be required to disclose personal political contributions to the Chief Compliance Officer or local Compliance Head. The Compliance group will disclose this information only to such governmental entities unless otherwise required by law.

F. Confidentiality

Confidential information includes all nonpublic information that, if disclosed, might be of use to competitors or harmful to the Firm or its clients. It also includes the Firm’s intellectual property (such as confidential product information, trade secrets, patents, trademarks, and copyrights); business, marketing, and service plans; databases; records; salary information; and unpublished financial data and reports, as well as information that joint-venture partners, suppliers, or clients have entrusted to the Firm. The obligation to preserve confidential information continues even after an Employee’s tenure with the Firm ends.

Please refer to the Firm’s Information Security Policy for additional requirements.

G. Service on a Board of Directors

Because of the potential for conflicts of interest and insider trading issues, the Firm requires Employees to notify the Chief Compliance Officer or local Compliance Head (or designee) prior to accepting a position on an organization’s board of directors. If an Employee wishes to serve as a director of a public company, the Employee must receive written approval from the Chief Compliance Officer or local Compliance Head prior to accepting the position. Employees must represent to the Chief Compliance Officer or local Compliance Head that the opportunity of the position arises as a result of activities unrelated to their position at the Firm, and that the position will not create a material conflict of interest.

1.	Private Company Going Public. The Firm requires that an Employee who is a director of a private company notify the Chief Compliance Officer or local Compliance Head if that company goes public during the Employee’s term as director. Employees must represent to the Chief Compliance Officer or local Compliance Head that the opportunity to hold a po- sition as director of a publicly traded company arises as a result of activities unrelated to their position at the Firm, and that the position will not create a material conflict of interest.

AXA ROSENBERG Code of Ethics 7

H. Other Outside Activities

In addition to addressing service on boards of organizations or companies, the Firm has provisions addressing the following issues:

1.	General. The Firm prohibits Employees from engaging in outside business or investment activities that materially interfere or could potentially materially interfere with their duties at AXA Rosenberg Group.

2.	Disclosure. Regardless of whether an activity is specifically addressed in the Code, Em- ployees should disclose any personal interest that might present a conflict of interest or harm the reputation of the Firm or its clients.

I. Marketing and Promotional Activities

Employees are reminded that all oral and written statements, including those made to clients, prospective clients, client representatives, or the media, must be professional, accurate, balanced, and not misleading in any material manner.

The Firm’s Media Relations Policy and the applicable regional Compliance Manual provide additional requirements.

II. ANTITRUST AND FAIR DEALING

The Firm believes that the welfare of consumers is best served by economic competition. AXA Rosenberg Group’s policy is to compete vigorously and successfully in today’s increasingly competitive business climate and to do so at all times in compliance with all applicable antitrust, competition, and fair-dealing laws in all the markets in which it operates. Employees should endeavor to deal fairly with clients, suppliers, competitors, and other Employees. No one should take unfair advantage, especially through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practices.

III.	COMPLIANCE PROCEDURES

A.	Certification of Compliance

	1.	Initial Certification. The Firm is required to provide all Employees with a copy of the Code of Ethics. Therefore, all Employees are required to certify in writing that they have:

		a.	Received a copy of the Code

		b.	Read and understood all provisions of the Code

		c.	Agreed to comply with the terms of the Code.

8 AXA ROSENBERG Code of Ethics

2. Acknowledgment of Amendments. The Firm must provide Employees with any amend-
ments to the Code, and Employees should submit a written acknowledgment that they have received, read, and understood the amendments to the Code.
3. Certification. Employees must certify at least annually that they have:
a. Read, understood, and complied with the Code
b. Submitted all the reports required by the Code
c. Not engaged in any prohibited conduct
d. Not become subject to any of the disciplinary events listed in Item 11 of Form ADV,
Part 1 (Disciplinary History).
Conversely, if Employees are unable to make such a representation, they are required to immedi-
ately report any violations to the Chief Compliance Officer or local Compliance Head.

IV. CODE OF ETHICS RECORDKEEPING REQUIREMENTS
The Firm will maintain the following records in a readily accessible place:
• A copy of this Code of Ethics and each Code that has been in effect at any time during the past five years.
• A record of any violation of the Code and any action taken as a result of such violation during the five-year period beginning with the end of the fiscal year in which the violation occurred.
• A record of all written acknowledgments of receipt of the Code and amendments for each person who is currently or has been an Employee within the past five years.
— These records will be kept for five years after the individual ceases to be an Em-
ployee of the Firm.
• Holdings and transactions reports made pursuant to the Code, including any brokerage confirmation and account statements made in lieu of these reports.
• A list of the names of persons who are currently or have been Employees within the past five years.
• A record of any decision and supporting reasons to approve the acquisition of securities by Employees in limited or initial public offerings for at least five years after the end of the fiscal year in which approval was granted.
• A record of persons responsible for reviewing Employees’ reports currently and during the last five years.
• A copy of reports provided to an applicable fund’s board of directors regarding the Code.

AXA ROSENBERG Code of Ethics 9

V. FORM ADV DISCLOSURE

The Firm is required to include on Schedule F of US SEC Form ADV, Part II, a description of the
Code and to state that the Firm will provide a copy of the Code to any client or prospective client upon request.

VI. ADMINISTRATION AND ENFORCEMENT OF THE CODE

A. Training and Education

The Chief Compliance Officer/local Compliance Head is responsible for training and educat-
ing Employees regarding the Code. Such training will occur periodically, and all Employees are required to attend any training sessions or read any applicable materials.

B. Review

The Chief Compliance Officer/local Compliance Head is required to review at least annually the adequacy of the Code and the effectiveness of its implementation.

C. Mutual Funds’ Board Approval[6]

AXA Rosenberg Group is a sub-adviser to mutual funds; accordingly, the Firm is required to have the Code approved by the board of directors of the mutual funds that the Firm sub-advises. Any material amendments to the Code must also be approved by the boards of such mutual funds.

D. Report for the Mutual Funds’ Board[7]

AXA Rosenberg Group is a sub-adviser to mutual funds; accordingly, the Firm is required to pro-
vide an annual written report to the board of directors of those funds that the Firm sub-advises.
This report describes any issues arising under the Code since the last report, including informa-
tion about material violations of the Code and sanctions imposed in response to such violations.
The report must include discussion of whether any waivers that might be considered important by the board were granted during the applicable period. The report must also certify that AXA
Rosenberg Group has adopted procedures reasonably necessary to prevent Employees from violating the Code.

E. Report for Senior Management

The Global Head of Legal and Compliance, the Chief Compliance Officer/local Compliance Head is required to report to senior management his or her annual review of the Code and to bring material violations to the attention of senior management.

6 This requirement applies to SEC registered investment advisers only.
7 Ibid.

10 AXA ROSENBERG Code of Ethics

F. Reporting Violations

All Employees must report violations of the Firm’s Code of Ethics promptly to the Chief Compliance Officer, the local Compliance Head, or the Global Head of Legal and Compliance (provided that the Chief Compliance Officer or local Compliance Head also receives reports of all violations). Additionally, Employees should refer to the Incident and Issue Escalation Policy in the applicable regional Compliance Manual for additional requirements.

1.	Apparent Violations. Employees are required to report “apparent” or “suspected” viola- tions in addition to actual or known violations of the Code.

2.	Retaliation. Retaliation against an individual for reporting a violation is prohibited and constitutes a further violation of the Code.

3.	Types of Reporting. Employees are required to report:

	a.	Noncompliance with applicable laws, rules, and regulations

	b.	Fraud or illegal acts involving any aspect of the Firm’s business

	c.	Material misstatements in regulatory filings, internal books and records, and cli- ents’ records or reports

	d.	Activity that is harmful to clients, including fund shareholders

	e.	Deviations from required controls and procedures that safeguard clients and the Firm.

This list is not exhaustive, and is not intended to limit the types of reporting required.

4.	Confidentiality. Such reports will be treated confidentially to the extent permitted by law, and will be investigated promptly and appropriately.

5.	Alternate Designee. In the event that the Chief Compliance Officer, the local Compliance Head, or the Global Head of Legal and Compliance is unreachable, Employees may report violations to any member of the Executive Committee (provided that the Chief Compliance Officer/local Compliance Head also receives reports of all violations).

6.	Advice. Employees should seek advice from the Compliance and Legal Teams with re- spect to any action or transaction that might violate the Code, and they should refrain from any action or transaction that might lead to the appearance of a violation.

AXA ROSENBERG Code of Ethics 11

G. Sanctions

Any violation of the Code may result in disciplinary action that the Firm or the Firm’s designee deems appropriate, including, but not limited to, a verbal or written warning, disgorgement, suspension of personal trading rights, suspension of employment (with or without compensation), demotion, or termination of employment. In addition, the Firm may require the Employee or other individual involved to reverse any trade at issue and forfeit any profit or absorb any loss from the trade. Violations of the Code may result in referral to civil or criminal authorities where appropriate.

H. Further Information Regarding the Code

Employees should contact the Chief Compliance Officer, the local Compliance Head, or other members of the Legal and Compliance Teams for additional information about the Code or any other ethics-related questions.

12 AXA ROSENBERG Code of Ethics

APPENDIX 1
AXA Rosenberg Group Personal Trading and Insider Trading Policy
(“the Policy”)

Introduction and Scope

I. PERSONAL TRADING
AXA Rosenberg Group LLC (hereinafter collectively referred to as “AXA Rosenberg Group” or
“the Firm”) is subject to the various rules and regulations relating to personal trading in the jurisdictions in which the Firm operates. In response to these various rules and regulations, AXA
Rosenberg Group has adopted the following policy on personal trading, which applies globally, as outlined.
AXA Rosenberg Group uses a proprietary personal trading application known as “Ptrade” to provide an automated and streamlined mechanism for managing Employees’ personal trading practices, in accordance with regulatory requirements, the Firm’s Code of Ethics, and regional
Compliance Manuals. Integrated within the application is an automated cross-check of the requested covered security against real-time recommendations of the Firm’s investment model.
The Firm performs an additional safeguard by requiring an Employee from Trading and/or a des-
ignated person from Compliance to conduct quality control of Ptrade’s compliance function prior to approving a personal trade request. Employees covered by the Policy are required to certify quarterly compliance with applicable regulatory requirements and regional Compliance Manuals.

A. Persons Covered by the Policy
Employees and additional persons and accounts as described below are subject to the Policy and are hereinafter collectively referred to as “Restricted Persons.”
1. All Employees of AXA Rosenberg Group and its subsidiaries.
2. Non-Employees, defined as any person who fulfills a specific function or position within AXA
Rosenberg Group for a long term; “long term” is defined as three months. Non-Employees are employed by a third party, and their services are contracted and approved by AXA
Rosenberg Group to work for the Firm. Non-Employees may need access to AXA Rosen-
berg Group’s secured systems.
3. Immediate family living in the Employee’s household, including any relative by blood or marriage, and any domestic partner or “significant other” living in the Employee’s household.
4. Any account over which an Employee or member of an Employee’s household has discre-
tionary authority to make investment decisions.
5. Any account in which an Employee or member of an Employee’s household has a direct or indirect beneficial interest, such as a trust.

AXA ROSENBERG Code of Ethics 13

Restricted Persons are prohibited from disclosing any investment information obtained in the course of their association with AXA Rosenberg Group, except as required by law or as required for legitimate AXA Rosenberg Group business purposes.

B. Securities Covered by the Policy (“Covered Security”)
A Covered Security as defined in the Policy means any stock, bond, future, investment contract or any other instrument that is considered a security. The following are considered Covered
Securities:
1. Stocks (foreign and domestic)
2. Bonds (foreign and domestic)
3. Security futures (e.g., single stock futures; foreign and domestic)
4. Derivative instruments such as options, warrants, or rights (foreign and domestic) —
see Section F for transactions concerning the Employee Stock Option Plan
5. Any type of limited partnerships or limited liability companies, such as a commingled trust
(foreign and domestic)
6. Open-end mutual funds and unit trusts (foreign and domestic) that are advised or sub-
advised by AXA Rosenberg Group
7. Private investment funds, hedge funds, and investment clubs (foreign and domestic)
8. Exchange traded funds
9. Closed-end funds
10. Spread bets on financial instruments (individual companies) or market indexes
11. Contracts for Differences (CFD)
12. Self-select ISA/PEPS (i.e., where the individual has discretion).

C. Exempt Securities
The following securities are not Covered Securities and therefore do not require preclearance or reporting under the Policy:
1. Direct investments in obligations of a government (excluding municipal debt instruments)
2. Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt obligations, including repurchase agreements
3. Shares issued by money market funds
4. Shares of open-end mutual funds and unit trusts that are not advised or sub-advised by the
AXA Rosenberg Group (foreign and domestic)

14 AXA ROSENBERG Code of Ethics

5. Shares issued by unit investment trusts that are invested exclusively in one or more open-
end funds, none of which are funds advised or sub-advised by the AXA Rosenberg Group
6. Investments in commodities (not including index futures or currency futures or forward contracts traded on a national securities exchange)
7. Direct investment in real estate (not including securities investing in real estate, such as
Real Estate Investment Trusts [“REITs”])
8. Securities held in accounts over which the Restricted Person has no direct or indirect influ-
ence or control.

D. Trading Provisions and Prohibitions
Restricted Persons are prohibited from purchasing or selling, directly or indirectly, any Covered
Security in which they have, or by reason of such transaction acquire, any direct or indirect ben-
eficial ownership if they know (or should have known at the time of such purchase or sale) that the Covered Security:
• Is being (or is recommended to be) purchased by the Firm on behalf of a client
• Is being (or is recommended to be) sold by the Firm on behalf of a client
• For any other reason has not satisfied the following preclearance requirements.
1. Initial Public Offerings — Preclearance. The Firm requires Restricted Persons to receive written permission from the Chief Compliance Officer or local Compliance Head prior to acquiring any securities in an initial public offering (“IPO”). Restricted Persons must represent to the Chief Compliance Officer or local Compliance Head that the IPO invest-
ment opportunity arises as a result of their outside personal trading activities (unrelated to their position at the firm). The Firm must also make a good-faith determination that the investment will not create a material conflict of interest.
2. Limited or Private Offerings — Preclearance. The Firm requires Restricted Persons to receive written permission from the Chief Compliance Officer or local Compliance Head prior to acquiring any interest in a limited offering (e.g., private placement). Restricted
Persons must represent to the Chief Compliance Officer or local Compliance Head that the investment in a limited offering opportunity arises as a result of their outside personal trad-
ing activities (unrelated to their position at the Firm). The Firm must also make a good-faith determination that the investment will not create a material conflict of interest. The Firm also requires Restricted Persons to notify the Chief Compliance Officer or local Compli-
ance Head if the limited or private offering publicly announces its intent to make a public offering of its securities.

AXA ROSENBERG Code of Ethics 15

3. Market Timing. The Firm prohibits Restricted Persons from engaging in market timing or short-term trading in mutual funds advised or sub-advised by AXA Rosenberg Group, and discourages such trading activities in all other mutual funds. Additionally, the Firm requires
Restricted Persons to adhere to the market timing provisions in a fund’s prospectus.
4. Good for the Day (“GFD”) Trades (applies to Restricted Persons within the AXA Rosen-
berg Group). Preclearance approval is good until the close of business on the trading day in which authorization is granted for the Restricted Person. If the transaction is not placed with the brokerage within that time period, a new trade request must be obtained before the transaction is placed.
Restricted Persons affiliated with Singapore- and Hong Kong–based subsidiaries of AXA
Rosenberg Group are allowed to place only GFD trades.
5. Good ’Til Canceled (“GTC”) Trades (applies to Restricted Persons affiliated with US-
based subsidiaries of AXA Rosenberg Group only). After Restricted Persons have received approval from Ptrade for a personal trade request placed as a GTC trade with a stated
limit price, they must place the GTC order with the stated limit price with their broker during market hours on the day the trade request has been approved. After the GTC trade request is approved and has been placed with their broker, Restricted Persons do not have to receive approval each day until the order is filled. If, for any reason, Restricted Persons amend the original order in any way or learn that the information in the trade request form is not accurate, they must submit a new trade request and obtain approval prior to placing the amended transaction with their broker.
6. Holding Periods. Restricted Persons are discouraged from conducting short-term trading in their personal trading accounts.
Restricted Persons affiliated with Singapore- and Hong Kong–based subsidiaries of AXA
Rosenberg Group have a 30-day holding period.
Restricted Persons affiliated with Japan-based subsidiaries of AXA Rosenberg Group have a six-month holding period.

E. Preclearance Requirements
Restricted Persons who wish to trade a Covered Security must use Ptrade to obtain approval in advance of trading. Restricted Persons may execute approved personal trades only after they have received approval documented in Ptrade. Electronic approval such as e-mail is acceptable only as an exception.

16 AXA ROSENBERG Code of Ethics

The following Covered Securities are subject to preclearance requirements:
1. Stocks (foreign and domestic)
2. Bonds (foreign and domestic)
3. Security futures (e.g., single stock futures; foreign and domestic)
4. Derivative instruments such as options on Covered Securities, warrants, or rights (foreign and domestic) — see Section F for transactions concerning Employee Stock Option Plan
5. Any type of limited partnerships or limited liability companies, such as a commingled trust
(foreign and domestic)
6. Initial Public Offerings (“IPOs”) and limited offerings, including private placements, hedge funds, and investment clubs (foreign and domestic; all require written preapproval from a
Compliance Officer)
7. Certain closed-end funds
8. Spread bets on financial instruments (individual companies) or market indexes
9. Contracts for Differences (CFD)
10. Self-select ISA/PEPS (i.e., where the individual has discretion).

If Restricted Persons are uncertain whether an investment would qualify as a Covered Security, they should contact their Compliance Officer.

A Restricted Person’s personal trade request will be checked against the AXA Rosenberg Group’s systems containing the most recent overnight and real-time recommendations. No trade will be approved for the purchase or cover of a security that is currently being recommended as a “buy”
by AXA Rosenberg Group. Likewise, no trade will be approved for the sale or short of a security that is currently being recommended as a “sell” by AXA Rosenberg Group.

If the systems are not recommending the same transaction, the Compliance Officer or designee will usually approve the trade. However, Compliance Officers have the discretion and the author-
ity to deny trade approval even if the systems are not recommending the same or a similar transaction if the Compliance Officer believes that the trade would not be in the best interest of the AXA Rosenberg Group or its clients, or if for some other reason the Compliance Officer or designee believes that trade approval is not appropriate.

Should a Restricted Person’s trade request be rejected, the Restricted Person may make a new request on the following days until their request is approved. Restricted Persons should consider that, due to market conditions and AXA Rosenberg Group’s trading style, trade requests may be repeatedly rejected. Unfortunately, trade rejections are a risk that Restricted Persons take when trading Covered Securities — recommendations and trades for AXA Rosenberg Group clients are always first and foremost.

AXA ROSENBERG Code of Ethics 17

Restricted Persons may contact Compliance regarding repeated trade rejections. The Compliance
Officer or designee will investigate the rejection and will confirm whether the rejection is valid.
To avoid any doubt when conducting personal trades, Restricted Persons may not, directly or indirectly, access AXA Rosenberg Group’s systems to ascertain whether a security is being rec-
ommended. Nor should Restricted Persons request such information from Employees with access to or knowledge of the system’s recommendations. In addition, no Restricted Person should request or induce a trader to complete or close out a trade for a client in order for the
Employee to be able to trade the same security.

F. Employee Stock Option Plan (“ESOP”)
As the holder of a stock option granted by a current or former employer, Restricted Persons may exercise their right to buy the security at any time before the expiration date of the option.
As soon as Restricted Persons exercise the option, they are deemed to be the owner of the security; therefore, they must report the holding of the security in Ptrade. If the security is a Cov-
ered Security requiring preclearance (as defined in Section E), Employees must obtain preclear-
ance prior to the sale of the security resulting from exercising the stock option. The Compliance
Officer or designee may require Restricted Persons to provide documentation to evidence the assignment and/or exercise of such transactions.

G. Reportable Transactions
Restricted Persons are required to report in Ptrade the following transactions for Covered Securi-
ties. Such transactions are not subject to preclearance requirements; however, they must be reported in Ptrade.
1. Transactions effected pursuant to an automatic investment plan, including dividend rein-
vestment plans of Covered Securities (the total number of shares transacted, rather than individual transactions, as of quarter-end must be entered in Ptrade). If Restricted Persons intend to make cash contributions to an automatic investment plan, they must preclear the initial investment of Covered Securities within the plan; however, subsequent investments of such Covered Securities made within the confines of the plan only need to be reported.
If Restricted Persons intend to purchase a new Covered Security within the plan or sell an existing Covered Security within the plan, they must obtain preapproval in Ptrade prior to effecting such transactions.
2. Transactions effected pursuant to corporate actions, including, but not limited to, acquisi-
tion of securities through stock dividends, stock splits, reverse stock splits, mergers, consolidations, spin-offs, tender offers, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

18 AXA ROSENBERG Code of Ethics

3. Transactions of open-end mutual funds and unit trusts that are advised or sub-advised by
AXA Rosenberg Group (foreign and domestic).
4. Transactions of unit investment trusts.
5. Transactions of exchange traded funds.
6. Transactions in certain types of debt securities (e.g., municipal bonds).
7. Other nonvolitional events, such as an exercise of an option at expiration — see Section F,
Employee Stock Option Plan, for additional information.
8. Purchases effected upon exercise of rights issued pro rata to all holders of a class of an issuer’s securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired.

H. Breach of Policy

Failure to satisfy and adhere to all requirements set forth in this Policy is a serious breach and will be treated as such. Violations of this Policy may subject the Employee to disciplinary action, including termination of employment. Failure to obtain preclearance may result in the trade being canceled, with the Restricted Person bearing any losses that may occur. The Compliance Officer may require that any profits resulting from an unauthorized trade be donated to a charity desig-
nated by AXA Rosenberg Group.

I. Trading Hours

Except as stated in the following paragraph, approval of a Restricted Person’s personal trade is valid only through the end of the trading day in the jurisdiction or market in which the security is primarily traded. Specifically, trades may be approved and are valid as follows:
Orinda — between 6:30 a.m. and 1:00 p.m. Orinda time
London — between 8:30 a.m. and 4:30 p.m. London time
Tokyo — between 9:00 a.m. and 3:00 p.m. Tokyo time
Singapore — between 9:00 a.m. and 5:00 p.m. Singapore time
Hong Kong — between 10:00 a.m. and 4:00 p.m. Hong Kong time
If the trade is not effected within these hours and the Restricted Person still wants to make the trade the next day (or on any subsequent day), the Restricted Person must again seek approval for the trade.

AXA ROSENBERG Code of Ethics 19

J. Post Trade

Restricted Persons are required to promptly indicate whether a transaction was effected on an approved trade request by confirming the trade request in Ptrade. Restricted Persons need to provide the following information to confirm trades that have been executed:
1. Date of the transaction (trade date)
2. Title and exchange ticker symbol
3. Type of security
4. Nature of the transaction (e.g., buy, sell, cover)
5. Price of the security at which the transaction was effected
6. Interest rate and maturity date (if applicable)
7. Number of shares
8. Principal amount
9. Account(s) information in which the transaction(s) occurred
10. Date the report is submitted
11. Beneficiary of transaction (traded on behalf of).

K. Certification Requirements

All Employees must use Ptrade for reporting requirements.
1. Holdings Reports. AXA Rosenberg Group requires Employees to submit to the Chief
Compliance Officer or local Compliance Head (or other designee) a report in Ptrade of all holdings in Covered Securities in which Restricted Persons have any direct or indirect ben-
eficial ownership within 10 days of becoming a Restricted Person. Thereafter, Employees must submit quarterly such report within 20 days after the end of the applicable calendar quarter.
a. The Holdings Report will include:
(i) Title and exchange ticker symbol
(ii) Type of security
(iii) Number of shares
(iv) Principal amount
(v) Name of entity where the Covered Security is held
(vi) Date the report is submitted

20 AXA ROSENBERG Code of Ethics

b. Current information: The information supplied must be current as of a date no more than 45 days prior to the date the report was submitted. For new Employ-
ees, the information must be current as of a date no more than 45 days before the person became an Employee.
2. Quarterly Transaction Reports. Within 20 calendar days of the end of each calendar quarter (or before the Employee’s last date of employment, whichever is earlier), each
Employee should certify in Ptrade all transactions in Covered Securities during the quarter.
a. The Quarterly Certification in Ptrade will include:
(i) Account(s) in which the transaction(s) occurred
(ii) Title and exchange ticker symbol or CUSIP number
(iii) Date of the transaction (trade date)
(iv) Type of security
(v) Nature of the transaction (e.g., buy, sell, cover)
(vi) Price of the security at which the transaction was effected
(vii) Interest rate and maturity date (if applicable)
(viii) Number of shares
(ix) Principal amount
(x) Date the report is submitted.
Every Employee shall certify quarterly regardless of whether reportable transactions oc-
curred for the quarter.
3. Quarterly Brokerage Account Reports. The Policy requires Employees to disclose the following information about any account opened during the quarter that contains securities held for the direct or indirect benefit of the Restricted Persons:
a. Name of the entity (i.e., broker, dealer, or bank) with whom the Restricted Person established the account
b. Date the account was established
c. Date the report is submitted.

AXA ROSENBERG Code of Ethics 21

4. Confidentiality of Reports. The Firm assures Restricted Persons that their transactions and holdings reports will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Policy or to comply with requests for informa-
tion from government agencies.
5. Duplicate Brokerage Confirmations and Statements (where applicable). The Firm requires Restricted Persons to direct their brokers to provide to the Chief Compliance
Officer, local Compliance Head, or other designated compliance official, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts. Restricted Persons may use the form letter attached to the Policy to notify such financial institutions.
6. Monitoring of Personal Securities Transactions. The Chief Compliance Officer, local
Compliance Head, or designee is required to review personal securities transactions and holdings reports periodically. Therefore, the Chief Compliance Officer, local Compliance
Head, or designee is responsible for reviewing and monitoring personal securities transac-
tions and trading patterns of Restricted Persons.

L. Broker Relationships

In no event may Restricted Persons’ accounts be traded in-house or may the AXA Rosenberg
Group’s institutional broker relationships be used to execute Employee trades. Employees are responsible for their own broker relationships.

22 AXA ROSENBERG Code of Ethics

APPENDIX 2

(Applies to Restricted Persons affiliated with US-based subsidiaries of AXA Rosenberg Group only)

Sample Broker Confirmation Request Letter

[Date]

[Name] [Name of broker-dealer] [Address of broker-dealer] Re: [Employee name, Account Number(s)]

I am deemed a Supervised Person of AXA Rosenberg Group, a registered investment adviser. In compliance with the Firm’s Code of Ethics, please send duplicate statements and confirmations of any securities transactions in the above referenced account to the Firm at the following address:

Attention: Compliance Department AXA Rosenberg Group 4 Orinda Way, Building E Orinda, CA 94563

Very truly yours, [Signature of Employee]

cc:	Joan Jiang, Compliance Jennifer Showers, Compliance

North America AXA Rosenberg Investment Management LLC 4 Orinda Way Building E Orinda, CA 94563 United States Tel: +1 925 254 6464 Fax: +1 925 254 0213	Asia Pacific AXA Rosenberg Investment Management Asia Pacific Limited Suites 2201–5 22/F One Pacific Place 88 Queensway Hong Kong Tel: +852 2285 2000 Fax: +852 2285 2999
AXA Rosenberg Investment Management LLC One Fawcett Place Greenwich, CT 06830 United States Tel: +1 203 863 8910 Fax: +1 203 863 8901	AXA Rosenberg Investment Management Asia Pacific Ltd. 1 George Street #14–02/03 Singapore 049145 Tel: +65 6236 2288 Fax: +65 6236 2277
AXA Rosenberg Canada Co. 5700 Yonge Street, Suite 1400 North York, ON M2M 42K Canada Tel: +1 416 250 1992 Fax: +1 416 250 5833	Registration Number: 199001714W AXA Rosenberg Investment Management Asia Pacific Ltd. Suite 4702 Level 47 Gateway 1 Macquarie Place Sydney NSW 2000

Europe

AXA Rosenberg

Investment Management Ltd. 9a Devonshire Square London, EC2M 4YY

United Kingdom

Tel: +44 (0) 20 7895 6666 Fax: +44 (0) 20 7895 6767

Japan

AXA Rosenberg

Investment Management Ltd. NBF Platinum Tower 14F 1-17-3 Shirokane Minato-ku, Tokyo 108-0072 Japan Tel: +81 (0) 3 5447 3100 Fax: +81 (0) 3 5447 3200

Australia Tel: +61 2 9336 8800 Fax: +61 2 9336 8889 ARBN: 115203622

Please visit www.axarosenberg.com for additional information

This material is issued by the investment advisory subsidiaries of AXA Rosenberg Group LLC (collectively, “AXA Rosenberg”). It is published for private informational and educational purposes only and is neither an offer, recommendation, endorsement or solicitation for any services, securities, products or investment funds described herein in any jurisdiction where such activity is unlawful, nor is it intended to provide investment, tax or legal advice. This material is not directed at, nor is it available for distribution to, any persons for whom AXA Rosenberg is prohibited by law or regulation from making this information available to, and is not intended for any use which would be contrary to such law or regulation. Any investment advisory subsidiary of the AXA Rosenberg Group LLC may have acted upon or used any recommendations described herein. AXA Rosenberg does not represent that any of its services, securities, products or investment funds are suitable or appropriate for any particular investor. This material is based upon sources believed to be correct, but no guarantee, warranty or representation, express or implied, is given as to its accuracy or completeness. Investors should be aware that investments may increase or decrease in value, including loss of principal, and that past performance is no guarantee of future returns. No action should be taken on the basis of any article without seeking specific specialist advice. The risk controls and proprietary technology referred to herein do not guarantee against any loss of principal.

AXA Rosenberg Investment Management Asia Pacific Ltd. (Singa-pore) is a Capital Markets Services License Holder regulated under the Securities and Futures Act and Regulations in Singapore. AXA Rosenberg Investment Management Asia Pacific Limited (Hong Kong) is licensed under the Securities and Futures Ordinance and regulated by the Securities and Futures Commission in Hong Kong. AXA Rosenberg Investment Management Ltd. (Japan) is authorized as an Investment Trust Manager under the Investment Trust Law of Japan by the Financial Services Agency in Japan, as a Discretionary Investment Manager under the Investment Advisory Law of Japan by the Ministry of Finance in Japan, and as a Securities Company under the Securities and Exchange Law of Japan by the Financial Bureau in Japan. AXA Rosenberg Investment Management Ltd. (Europe) is authorized and regulated by the Financial Services Authority (25 The North Colonnade, Canary Wharf, London, E14 5HS). AXA Rosenberg Investment Management LLC is registered with and regulated by the US Securities and Exchange Commission, British Columbia Securities Commission, Ontario Securities Commission, Alberta Securities Commission, Manitoba Securities Commission, and National Futures Association.

Investment consultants or other parties who provide this material to clients or prospective clients of AXA Rosenberg and its subsidiaries must do so in accordance with applicable law and regulation.

© 2007, AXA Rosenberg Group LLC, All Rights Reserved